UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2013

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2013, Midcoast Energy Partners, L.P. (the “MEP”), a subsidiary of Enbridge Energy Partners, L.P. (“EEP”), completed its initial public offering (the “Offering”) of Class A common units representing limited partner interests in MEP (the “Class A Common Units”). In connection with the closing of the Offering, EEP entered into certain agreements which are described below.

Contribution, Conveyance and Assumption Agreement

The description of the Contribution Agreement provided below under Item 2.01 (and as defined therein) is incorporated in this Item 1.01 by reference. A copy of the Contribution Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Omnibus Agreement

On November 13, 2013, in connection with the closing of the Offering, MEP entered into an Omnibus Agreement (the “Omnibus Agreement”), by and among Midcoast Holdings, L.L.C., the general partner of MEP (the “MEP General Partner”), MEP, EEP and Enbridge Inc. (“Enbridge”), pursuant to which EEP will indemnify MEP for certain matters, including environmental, right-of-way and permit matters, and EEP will grant MEP a license to use the Enbridge logo and certain other trademarks and tradenames. The Omnibus Agreement may be terminated by the mutual agreement of the parties, or by either Enbridge or MEP in the event that EEP ceases to control the MEP General Partner, provided that EEP’s indemnification obligations will remain in full force and effect until they expire in accordance with their respective terms.

Under the Omnibus Agreement, EEP will indemnify MEP for all known and certain unknown environmental liabilities that are associated with the ownership or operation of MEP’s assets arising prior to the closing of the Offering, in each case that are identified prior to the third anniversary of the closing of the Offering. EEP’s obligation to indemnify MEP for any environmental liabilities will be subject to a $500,000 aggregate deductible before MEP is entitled to indemnification. EEP will also indemnify MEP for failure to have certain rights-of-way, consents, licenses and permits necessary to own and operate its assets in substantially the same manner in which they were owned and operated prior to the closing of the Offering, including the cost of curing certain such failures that do not allow its assets to be operated in accordance with prudent industry practice, in each case that are identified prior to the third anniversary of the closing of the Offering. EEP’s obligation to indemnify MEP for any right-of-way, consent, license or permit matters will be subject to a $500,000 aggregate deductible before MEP is entitled to indemnification. There will be a $15 million aggregate cap on the amounts for which EEP will indemnify MEP for environmental, right-of-way, consents, licenses and permit matters under the Omnibus Agreement.

Enbridge will grant MEP a non-transferable, nonexclusive, royalty free right and license to use the “Enbridge” name, logo and other trademarks and tradenames owned by Enbridge. This license will terminate upon the termination of the Omnibus Agreement or earlier upon the written agreement of MEP and Enbridge.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Omnibus Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Agreement

On November 13, 2013, in connection with the closing of the Offering, MEP, Midcoast Operating, L.P. (“Midcoast Operating”) and their material subsidiaries (the “Guarantors”), entered into a Credit Agreement (the “Credit Agreement”), by and among MEP, as co-borrower and a guarantor, Midcoast Operating, as co-borrower and a guarantor, Bank of America, N.A. (“BofA”), as administrative agent, letter of credit issuer, swing line lender and lender, and each of the other lenders party thereto.

The Credit Agreement is a committed senior revolving credit facility (with related letter of credit and swing line facilities) that permits aggregate borrowings of up to, at any one time outstanding, $850.0 million, including up to (i) initially $90.0 million under the letter of credit facility and (ii) $75.0 million under the swing line facility. Subject to customary conditions, MEP may request that the lenders’ aggregate commitments be increased to an amount not to exceed $1.0 billion. The facility matures in three years, subject to four one-year requests for extension.

Loans under the Credit Agreement accrue interest at a per annum rate by reference, at the borrowers’ election, to the Eurocurrency rate or base rate, in each case, plus an applicable margin. The applicable margin on Eurocurrency rate loans ranges from 1.75% to 2.75%, and the applicable margin on base rate loans ranges from 0.75% to 1.75%, in each case determined based upon MEP’s total leverage ratio (as defined below) at the applicable time. A letter of credit fee is payable by MEP equal to the applicable margin for Eurocurrency rate loans times the daily amount available to be drawn under outstanding letters of credit. A commitment fee is payable by the borrowers equal to an applicable margin times the daily unused amount of the lenders’ commitment, which applicable margin ranges from 0.30% to 0.50% based upon MEP’s total leverage ratio at the applicable time.

Each of MEP’s domestic material subsidiaries has unconditionally guaranteed all existing and future indebtedness and liabilities of the borrowers arising under the Credit Agreement and other loan documents, and each co-borrower has guaranteed all such indebtedness and liabilities of the other co-borrower. Until such time as MEP obtains an investment grade rating from either Moody’s or S&P and upon certain trigger events, the borrowers and the guarantors will grant liens in their assets (subject to certain excluded assets, such as motor vehicles, stock of certain foreign subsidiaries, and other assets not to exceed 10% of the consolidated tangible assets of the borrowers and guarantors) to secure the obligations under the loan documents.

Additionally, the Credit Agreement contains various covenants and restrictive provisions which limit the ability of MEP, Midcoast Operating and their subsidiaries to incur certain liens or permit them to exist, merge or consolidate with another company, dispose of assets, make distributions on or redeem or repurchase their equity interests, incur or guarantee additional debt, repay subordinated debt prior to maturity, make certain investments and acquisitions, alter their lines of business, enter into certain types of transactions with affiliates and enter into agreements that restrict their ability to perform certain obligations under the Credit Agreement or to make payments to a borrower or any of their material subsidiaries.

The Credit Agreement also requires compliance with two financial covenants. MEP must not permit the ratio of consolidated funded debt to pro forma EBITDA (the total leverage ratio) of MEP and its consolidated subsidiaries (including Midcoast Operating), as of the end of any applicable four-quarter period, to exceed 5.00 to 1.00, or 5.50 to 1.00 during acquisition periods. MEP also must maintain (on a consolidated basis), as of the end of each applicable four-quarter period, a ratio of pro forma EBITDA to consolidated interest expense for such four-quarter period then ended of at least 2.50 to 1.00.

These covenants are subject to exceptions and qualifications set forth in the Credit Agreement. At such time as MEP obtains an investment grade rating from either Moody’s or S&P, certain covenants under the Credit Agreement will no longer be applicable to either the borrowers or the guarantors, or in some instances, any of them (including, but not limited to, the obligation to provide security in certain circumstances, certain restrictions on liens, investments and debt, and restrictions on dispositions).

The Credit Agreement also contains customary representations, warranties, indemnities and remedies provisions. In addition, the Credit Agreement contains events of default customary for transactions of this nature, including (i) the failure of either borrower to make payments required under the Credit Agreement, (ii) the failure to comply with covenants and financial ratios in the Credit Agreement, (iii) the occurrence of a change of control, (iv) the institution of insolvency or similar proceedings against either borrower, a guarantor or any other material subsidiary and (v) the occurrence of a payment default, or the acceleration of payment based on a non-payment default, under any other material indebtedness of either borrower or any of their subsidiaries. During the existence of an event of default, subject to the terms and conditions of the Credit Agreement, the lenders may terminate all outstanding commitments under the Credit Agreement and may declare any outstanding principal, together with accrued and unpaid interest, to be immediately due and payable and may require that all outstanding letters of credit be collateralized by cash.

Under the Credit Agreement, a change of control will be triggered if EEP or Enbridge ceases to control, directly or indirectly, the MEP General Partner or if Midcoast OLP GP, L.L.C., the general partner of Midcoast Operating (the “OLP GP”), ceases to be wholly owned, directly or indirectly, by MEP.

EEP has agreed to subordinate its right to payment on obligations owed under the Working Capital Credit Facility (defined below) and Financial Support Agreement (defined below) and liens, if secured, to the rights of the lenders under the Credit Agreement, Agreement, pursuant to that certain Subordination Agreement dated November 13, 2013, by and between EEP, BofA, MEP, Midcoast Operating, and Guarantors (the “Subordination Agreement”).

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K, and the Subordination Agreement, which is filed as Exhibit 10.8 to this Current Report on Form 8-K, and each of which are incorporated herein by reference.

Intercorporate Services Agreement

On November 13, 2013, in connection with the closing of the Offering, MEP entered into an Intercorporate Service Agreement (the “Intercorporate Services Agreement”), by and between MEP and EEP, pursuant to which EEP will provide MEP with the following services:

•	executive, management, business development, administrative, legal, human resources, records and information management, public affairs, investor relations, government relations and computer support services;

•	accounting and tax planning and compliance services, including preparation of financial statements and income tax returns, unitholder tax reporting and audit and treasury services;

•	strategic insurance advice, planning and claims management and related support services, and arrangement of insurance coverage as required;

•	facilitation of capital markets access and financing services, cash management and related banking services, financial structuring and advisory services, as well as credit support for MEP’s subsidiaries and affiliates on an as-needed basis for projects, transactions or other purposes;

•	operational and technical services, including integrity, safety, environmental, project management, engineering, fundamentals analysis and regulatory, and pipeline control and field operations; and

•	such other services as MEP may request.

Under the Intercorporate Services Agreement, MEP will reimburse EEP and its affiliates for the costs and expenses incurred in providing such services to MEP. EEP will prepare and deliver to MEP written notice of its allocated share of EEP’s consolidated costs for providing such services. MEP may request that EEP provide additional services for which it will pay costs and expenses incurred by EEP in connection with providing such special additional services. The allocation methodology under which MEP will reimburse EEP and its affiliates for the provision of general administrative and operational services to Midcoast Operating will not differ from what Midcoast Operating was allocated historically under its prior services agreements with Enbridge and certain of its affiliates that were in effect prior to the Intercorporate Services Agreement. However, EEP has agreed to reduce the amounts payable for general and administrative expenses that otherwise would have been allocable to Midcoast Operating by $25.0 million annually. Based on MEP’s 39% interest in Midcoast Operating, the reduction in amounts payable for general and administrative services attributable to MEP will be approximately $9.8 million annually. This annual reduction of $25.0 million in amounts payable for general and administrative services will continue for the term of the agreement.

Either party may request to modify, add to or discontinue the services provided under the Intercorporate Services Agreement at any time during the term of the agreement. All intellectual property that is conceived of or developed by EEP in the course of providing services to MEP pursuant to the agreement will be owned by EEP. The agreement may be terminated upon 30 days’ written notice by EEP, Midcoast Operating or MEP if EEP or one of its affiliates ceases to control the MEP General Partner or by mutual agreement of the parties.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Intercorporate Services Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Financial Support Agreement

On November 13, 2013, in connection with the closing of the Offering, Midcoast Operating entered into a Financial Support Agreement (the “Financial Support Agreement”), between Midcoast Operating and EEP, pursuant to which EEP will provide letters of credit and guarantees, not to exceed $700.0 million in the aggregate at any time outstanding, in support of Midcoast Operating’s and its wholly owned subsidiaries’ financial obligations under derivative agreements and natural gas and NGL purchase agreements to which Midcoast Operating, or one or more of its wholly owned subsidiaries, is a party. Under the Financial Support Agreement, EEP’s support of Midcoast Operating’s and its wholly owned subsidiaries’ obligations will terminate on the earlier to occur of (1) the fourth anniversary of the closing of the Offering and (2) the date on which EEP owns, directly or indirectly (other than through its ownership interests in MEP), less than 20% of the total outstanding limited partner interest in Midcoast Operating.

The annual costs that Midcoast Operating initially estimates that it will incur under the Financial Support Agreement range from approximately $4.0 million to $5.0 million and are based on the cumulative average amount of letters of credit and guarantees that EEP will provide on Midcoast Operating’s and its wholly owned subsidiaries’ behalf multiplied by a 2.5% annual fee. The cumulative average amount of letters of credit and guarantees will be calculated (1) with respect to letters of credit, by reference to the aggregate face value, in U.S. dollars, of letters of credit outstanding at the close of business on any business day, after taking into account any changes in such amount since the close of business on the immediately preceding business day, and (2) with respect to guarantees, by reference to the net realizable financial obligation of Midcoast Operating and its wholly owned subsidiaries under the applicable contracts, in each case after taking into account market fluctuations in commodity prices, any related EEP letters of credit and any increases or decreases underlying each guarantee. The “net realizable financial obligation” is (1) in the case of outstanding commodity derivative contracts, the amount required to terminate or discharge each such contract based upon current market prices of the relevant commodity and (2) in the case of natural gas and NGL purchase agreements, the outstanding amount owed for product received that would be recorded as a liability under U.S. GAAP, in each case, net of any amounts owed to Midcoast Operating under any agreements with counterparties that have received guarantees from EEP. Based on MEP’s 39% controlling interest in Midcoast Operating, MEP initially estimates that its proportionate share of these annual costs will range from $1.6 million to $2.0 million.

The Financial Support Agreement also provides that if the Credit Agreement is secured, the Financial Support Agreement also will be secured to the same extent on a second-lien basis.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of each of the Financial Support Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Amended and Restated Allocation Agreement

On November 13, 2013, in connection with the closing of the Offering, MEP entered into an Amended and Restated Allocation Agreement (the “Insurance Allocation Agreement”), by and among MEP, Enbridge, EEP and Enbridge Income Fund Holdings Inc., in order to participate in the comprehensive insurance program that is maintained by Enbridge for it and its subsidiaries. Under the Insurance Allocation Agreement, in the unlikely event that multiple insurable incidents occur that exceed coverage limits within the same insurance period, the total insurance coverage available to Enbridge and its subsidiaries under the insurance program will be allocated among the participating Enbridge entities on an equitable basis.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Insurance Allocation Agreement, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and incorporated herein by reference.

Working Capital Credit Facility

On November 13, 2013, in connection with the closing of the Offering, Midcoast Operating entered into a $250.0 million Working Capital Loan Agreement (the “Working Capital Credit Facility”), by and between Midcoast Operating, as borrower, and EEP, as lender. The facility is available exclusively to fund working capital borrowings. Borrowings under the facility are scheduled to mature on November 13, 2017 and accrue interest at a per annum rate of LIBOR plus 2.5%. EEP’s commitment to lend pursuant to the Working Capital Credit Facility will end on the earlier of the facility’s maturity (by acceleration or otherwise) and the date on which EEP owns less than 20% of the outstanding limited partner interests in Midcoast Operating. If EEP’s commitment to lend has terminated before the facility has matured (by acceleration or otherwise), then the aggregate amount of all outstanding borrowings under the facility will automatically convert to a term loan that will bear interest at LIBOR (calculated as of the conversion date) plus 2.5%. Midcoast Operating has agreed to pay a commitment fee on the unused commitment at a per annum rate of 0.4250%, payable each fiscal quarter.

The Working Capital Credit Facility contains customary events of default, including (i) the failure of Midcoast Operating to make payments required under the Working Capital Credit Facility or comply with the conditions of such Working Capital Credit Facility, (ii) the failure of any of the representations or warranties of Midcoast Operating to be true in all material respects when made, (iii) the occurrence of a change of control, (iv) the institution of insolvency or similar proceedings against Midcoast Operating or MEP and (v) the occurrence of a default under any other material indebtedness of Midcoast Operating or MEP. During the existence of an event of default, subject to the terms and conditions of the Working Capital Credit Facility, EEP may terminate its commitment and may declare any outstanding principal, together with accrued and unpaid interest, to be immediately due and payable. The Working Capital Credit Facility also contains certain customary representations, warranties, indemnities and remedies provisions and also provides that if the Credit Agreement is secured, the Working Capital Credit Facility also will be secured to the same extent on a second-lien basis.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of each of the Working Capital Credit Facility, which is filed as Exhibit 10.7 to this Current Report on Form 8-K and incorporated herein by reference.

Relationships

Each of MEP, the MEP General Partner, the OLP GP and Midcoast Operating is a direct or indirect subsidiary of EEP. Furthermore, EEP is an indirect subsidiary of Enbridge Inc. As a result, certain individuals, including officers and directors of EEP and the MEP General Partner, serve as officers and/or directors of more than one of such other entities. As described in Item 2.01 below, the MEP General Partner, as the general partner of MEP, holds 922,859 general partner units of MEP, which represents a 2% general partner interest in MEP, and EEP holds 4,110,056 Class A Common Units and 22,610,056 subordinated units of MEP (“Subordinated Units”), which represent an approximate 58% limited partner interest in MEP.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Contribution, Conveyance and Assumption Agreement

On November 13, 2013, in connection with the closing of the Offering, the following transactions, among others, occurred pursuant to a contribution, conveyance and assumption agreement (the “Contribution Agreement”) by and among EEP, MEP, the MEP General Partner, Midcoast Operating and the OLP GP:

•	EEP conveyed 2.0% of its membership interest in Midcoast Operating to the MEP General Partner as a capital contribution with a value equal to 2.0% of the equity value of MEP (the “GP Contribution Interest”);

•	the MEP General Partner conveyed the GP Contribution Interest to MEP in exchange for (i) 992,859 general partner units in MEP representing a continuation of its 2.0% general partner interest in MEP and (ii) the Incentive Distribution Rights (as defined in the MEP First Amended and Restated Partnership Agreement, dated as of November 13, 2013) in MEP;

•	EEP conveyed its remaining interest in Midcoast Operating to MEP in exchange for (i) 4,110,056 Class A Common Units representing a 9.0% limited partner interest in MEP, (ii) 22,610,056 Subordinated Units representing a 49.0% limited partner interest in MEP and (iii) the right to receive $304.5 million in cash as reimbursement for certain capital expenditures made with respect to the contributed assets;

•	the public, through the underwriters, contributed $333,000,000 in cash (or $311,771,250, net of the underwriters’ discount of $19,980,000 and a structuring fee of $1,248,750 payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated) to MEP in exchange for the issuance of 18,500,000 Class A Common Units; and

•	MEP redeemed the initial limited partner interests of EEP and refunded EEP’s initial contribution of $980, as well as any interest or other profit that may have resulted from the investment or other use of such initial capital contribution to EEP, in proportion to such initial contribution.

Pursuant to the Contribution Agreement, upon any exercise of the Over-Allotment Option (as defined in the Contribution Agreement), MEP will use the net proceeds from that exercise to redeem from EEP the number of Class A Common Units issued upon such exercise.

As noted in Item 1.01 above, the EEP has certain relationships with certain parties to the Contribution Agreement. The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

10.1	Contribution, Conveyance and Assumption Agreement, dated as of November 13, 2013, by and among Enbridge Energy Partners, L.P., Midcoast Energy Partners, L.P., Midcoast Holdings, L.L.C., Midcoast Operating, L.P. and Midcoast OLP GP, L.L.C.

10.2	Omnibus Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., Midcoast Holdings, L.L.C., Enbridge Energy Partners, L.P. and Enbridge Inc.

10.3	Credit Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., as Co-Borrower, Midcoast Operating L.P., as Co-Borrower, Bank of America, N.A., as Administrative Agent, Letter of Credit Issuer, Swing Line Lender and lender, and each of the other lenders party thereto

10.4	Intercorporate Services Agreement, dated as of November 13, 2013, by and between Midcoast Energy Partners, L.P. and Enbridge Energy Partners, L.P.

10.5	Financial Support Agreement, dated as of November 13, 2013, by and between Midcoast Operating, L.P. and Enbridge Energy Partners, L.P.

10.6	Amended and Restated Allocation Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., Enbridge Inc., Enbridge Energy Partners, L.P. and Enbridge Income Fund Holdings Inc.

10.7	Working Capital Loan Agreement, dated as of November 13, 2013, by and between Midcoast Operating, L.P. and Enbridge Energy Partners, L.P.

10.8	Subordination Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., Midcoast Operating, L.P., the other credit parties from time to time party thereto, Enbridge Energy Partners, L.P. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: November 19, 2013	By:	/s/ Noor Kaissi
Noor Kaissi
Controller
(Duly Authorized Officer)

Index of Exhibits

Exhibit Number	Description

10.1	Contribution, Conveyance and Assumption Agreement, dated as of November 13, 2013, by and among Enbridge Energy Partners, L.P., Midcoast Energy Partners, L.P., Midcoast Holdings, L.L.C., Midcoast Operating, L.P. and Midcoast OLP GP, L.L.C.

10.2	Omnibus Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., Midcoast Holdings, L.L.C., Enbridge Energy Partners, L.P. and Enbridge Inc.

10.3	Credit Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., as Co-Borrower, Midcoast Operating L.P., as Co-Borrower, Bank of America, N.A., as Administrative Agent, Letter of Credit Issuer, Swing Line Lender and lender, and each of the other lenders party thereto

10.4	Intercorporate Services Agreement, dated as of November 13, 2013, by and between Midcoast Energy Partners, L.P. and Enbridge Energy Partners, L.P.

10.5	Financial Support Agreement, dated as of November 13, 2013, by and between Midcoast Operating, L.P. and Enbridge Energy Partners, L.P.

10.6	Amended and Restated Allocation Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., Enbridge Inc., Enbridge Energy Partners, L.P. and Enbridge Income Fund Holdings Inc.

10.7	Working Capital Loan Agreement, dated as of November 13, 2013, by and between Midcoast Operating, L.P. and Enbridge Energy Partners, L.P.

10.8	Subordination Agreement, dated as of November 13, 2013, by and among Midcoast Energy Partners, L.P., Midcoast Operating, L.P., the other credit parties from time to time party thereto, Enbridge Energy Partners, L.P. and Bank of America, N.A.